XPEL Announces Voluntary Delisting From TSX Venture Exchange
San Antonio, TX - August 16, 2019 - XPEL, Inc. (Nasdaq: XPEL; TSXV: XPEL.U), a global provider of protective films and coatings, announced that it has applied to voluntarily delist its common stock from the TSX Venture Exchange (“TSXV”). Accordingly, it is anticipated that, effective at the close of markets on August 30, 2019, the Company’s shares will no longer be traded on the TSXV but will continue to trade on the Nasdaq Capital Market (“Nasdaq”) under the symbol “XPEL”.
Trading on the Nasdaq represents the vast majority of the Company’s trading volume. Given the relatively low trading volume of its shares on the TSXV and the liquidity provided by the Company’s Nasdaq listing, the Company determined that the costs associated with maintaining a dual listing were no longer justified.
Upon completion of the delisting, Canadian shareholders will be able to continue to trade their shares though Nasdaq.

About XPEL, Inc.

XPEL is a leading provider of protective films and coatings, including automotive paint protection film, surface protection film, automotive and architectural window films and ceramic coatings. With a global footprint, a network of trained installers and proprietary DAP software, XPEL is dedicated to exceeding customer expectations by providing high-quality products, leading customer service, expert technical support and world-class training. XPEL, Inc. (Nasdaq: XPEL; TSXV: XPEL.U) is publicly traded on Nasdaq and the TSX Venture Exchange.

Safe harbor statement

This release includes forward-looking statements regarding XPEL, Inc. and its business, which may include, but is not limited to, the delisting of its shares from the TSXV and the timing thereof. Often, but not always, forward-looking statements can be identified by the use of words such as "plans," "is expected," "expects," "scheduled," "intends," "contemplates," "anticipates," "believes," "proposes" or variations (including negative variations) of such words and phrases, or state that certain actions, events or results "may," "could," "would," "might" or "will" be taken, occur or be achieved. Such statements are based on the current expectations of the management of XPEL. The forward-looking events and circumstances discussed in this release may not occur by certain specified dates or at all and could differ materially as a result of known and unknown risk factors and uncertainties affecting the company, performance and acceptance of the company's products, economic factors, competition, the equity markets generally and many other factors beyond the control of XPEL. Although XPEL has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results to differ from those anticipated, estimated or intended. No forward-looking statement can be guaranteed. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and XPEL undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

For more information contact:
Investor Relations: John Nesbett/Jennifer Belodeau IMS Investor Relations Phone: (203) 972-9200 Email: jnesbett@institutionalms.com